UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2010
SUPERIOR SILVER MINES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53035	82-6008752

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

413 Cedar Street Wallace, Idaho	83873

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (208) 752-1131
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Current Report on Form 8-K (this “Current Report”) contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this Current Report, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Current Report, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Current Report, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission that are incorporated into this Current Report by reference. The following discussion should be read in conjunction with the consolidated financial statements and notes included herewith. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Current Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.
You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Current Report. You should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Current Report could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Current Report to conform our statements to actual results or changed expectations.

Item 1.01 Entry into a Material Definitive Agreement.
Superior Silver Mines, Inc., a Nevada corporation (the “Company”), Superior Silver Mines Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“MergerCo”), and Clean Wind Energy, Inc., a Delaware corporation (“Clean Wind”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on December 29, 2010, pursuant to which MergerCo agreed to merge with and into Clean Wind, with Clean Wind being the surviving corporation (the “Merger”).
Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, each issued and outstanding share of Clean Wind common stock (“Clean Wind Common Stock”) is to be converted into the right to receive 4,000 shares (“Exchange Ratio”) of the Company’s common stock (“Common Stock”). The total consideration to be paid to the stockholders of Clean Wind in connection with the Merger is the issuance of 300,000,000 shares of the Company’s Common Stock on the closing date. The Merger Agreement provides that the Exchange Ratio is to be adjusted to reflect appropriately the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to the capital stock of the Company or Clean Wind occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger. In addition, the Company will issue to Source Capital Group, Inc., the financial advisor in connection with the Merger, an additional 6,000,000 shares of the Company’s Common Stock.
Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, one member of the Board of Directors of the Company is to resign and his vacancy and an existing vacancy on the Board are to be filled with two directors selected by Clean Wind. The Merger Agreement provides that in no event shall the members of the Board of Directors of the Company immediately preceding the consummation of the Merger constitute less than a majority of the Board of Directors immediately following the consummation of the Merger.
Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, all of the officers of the Company are to resign and the officers of Clean Wind are to be appointed as officers of the Company in the same capacities in which they served Clean Wind prior to the Merger.
Pursuant to the Merger Agreement, the Company and Clean Wind each agreed to continue to operate their business in the ordinary course prior to the consummation of the Merger. Each of the Company and Clean Wind agreed to take certain actions and comply with certain negative covenants, some of which were conditions to the Merger. In particular, without limitation, the Company agreed not to authorize or issue securities, pay dividends, acquire or dispose of material assets, or incur indebtedness pending the Merger. The Merger Agreement also provides that the consummation of the Merger is subject to other customary closing conditions.
The foregoing descriptions of the Merger Agreement and the Merger do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is filed with this Current Report as Exhibit 2.1 and incorporated by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 29, 2010, the Merger was consummated (the “Effective Time”). Immediately prior to the Effective Time, Clean Wind had 75,000 shares of Common Stock issued and outstanding which constituted the only issued and outstanding shares of capital stock of Clean Wind. The stockholders of Clean Wind in the aggregate were issued in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. In addition, the Company issued to Source Capital Group, Inc., the financial advisor in connection with the Merger, an additional 6,000,000 shares of the Company’s Common Stock. Therefore, following the Merger, the Company has 327,055,199 shares of Common Stock issued and outstanding, of which the pre-Merger stockholders of the Company own approximately 6% on a fully diluted basis and of which the pre-Merger Clean Wind stockholders own approximately 92% on a fully diluted basis.
At the Effective Time, Dale B. Lavigne resigned as a director of the Company and Ronald W. Pickett and Robert P. Crabb were appointed to the Company’s Board of Directors to fill the vacancy created thereby and a pre-existing vacancy on the Board of Directors, until their respective successors are duly elected or appointed, or until their earlier death, resignation, or removal.
At the Effective time, all of the officers of the Company resigned and the officers of Clean Wind were appointed as officers of the Company in the same capacities in which they served Clean Wind prior to the Merger.

For accounting purposes, Clean Wind shall be the surviving entity. The transaction is accounted for as a recapitalization of Clean Wind pursuant to which Clean Wind is treated as the surviving and continuing entity although Superior is the legal acquirer rather than a reverse acquisition. Accordingly, the registrant or Superior’s historical financial statements are those of Clean Wind immediately following the consummation of the reverse merger.
On December 29, 2010, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed with this Current Report as Exhibit 99.3 and incorporated by reference.
Reference is made to the full text of the Merger Agreement, a copy of which is filed with this Current Report as Exhibit 2.1 and incorporated by reference. See also Items 1.01, 2.01 and 5.02 of this Current Report which are incorporated by reference.
Form 10 Disclosures
As disclosed elsewhere in this Current Report, on December 29, 2010, the Company acquired Clean Wind in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company prior to a transaction required to be reported in this Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act.
Because the Company was a shell Company prior to the Merger, this Current Report provides below the information that would be included if the Company were to be filing a Form 10. Please note that the information provided below relates to the combined enterprises of the Company and Clean Wind after the acquisition of Clean Wind except that information relating to periods prior to the date of Merger only relates to the Company unless otherwise specifically indicated.
In this Current Report, the Company relies on and refers to information and statistics regarding its industry that it has obtained from a variety of sources. This information is publicly available for free and has not been specifically prepared for the Company for use in this report or otherwise. Although the Company believes that this information is generally reliable, it cannot guarantee, nor has it independently verified, the accuracy and completeness of this information.
Item 1. Business.
History
Superior Silver Mines, Inc. was incorporated under the laws of the State of Idaho on January 22, 1962, and was established for the purposes of mineral exploration in the states of Idaho and Montana. In 1964, the Company’s name was changed to Superior Silver Mines, Inc. On December 27, 2010, the Company reincorporated as a Nevada corporation. The Company has been dormant for a number of years, and has no known mineral reserves. Because the Company has no operations and only nominal assets until the Merger, it was considered a shell company under rules promulgated by the U.S. Securities and Exchange Commission (the “Commission”). Until the Merger, the Company’s purpose was to seek, investigate and, if such investigation warranted, acquire an interest in business opportunities presented to it by other persons or firms.
Clean Wind Energy, Inc. was incorporated under the laws of the State of Delaware on July 26, 2010. Clean Wind plans to design, develop, and construct large downdraft towers that use benevolent, non-toxic natural elements to generate electricity and clean water economically (“Downdraft Towers”) by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to be prepared to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity.
On December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. As a result of the Merger, Clean Wind is now a wholly-owned subsidiary of the Company.
Except as otherwise indicated by the context, references in this remainder of this Item 2.01 to the “Company,” “Clean Wind,” “we,” “us,” or “our” are references to the combined business of Superior Silver Mines, Inc., and its direct or indirect subsidiaries, including Clean Wind Energy, Inc.

Background
Various parties in the United States and other nations are pursuing clean energy solutions that use efficient and cost- effective renewable resources to serve society while avoiding the adverse effects associated with fossil and nuclear fuels, and also the obvious limitations of solar collectors that work only when the sun shines or wind turbines that work only when the wind blows.
Clean Wind has been established to attempt to commercialize a synthesis of proven and validated technologies and construction systems in a single large Downdraft Tower that produces abundant inexpensive electricity.
Clean Wind has assembled a team of accomplished and experienced business professionals, engineers and scientists. Clean Wind has filed several patents that the Company believes will further enhance this potentially revolutionary technology.
Technology
The Principle
The Downdraft Tower is a hollow cylinder with a water spray system at the top. Pumps deliver water to the top of the Downdraft Tower to spray a fine mist across the entire opening. The water evaporates and cools the hot dry air at the top. The cooled air is more dense and heavier than the outside warmer air and falls through the cylinder at speeds up to 50 mph, driving the turbines located at the base of the structure. The turbines are attached to generators to produce electricity.
The exterior of the Downdraft Tower is constructed with vertical “wind vanes” that run the entire length of the structure. The Downdraft Tower’s vanes capture the prevailing wind and channel it through a separate system of tunnels to turn turbines attached to generators that produce additional electrical power. This dual renewable energy resource enhances the capability and productivity of the Clean Wind system.
Validation of Principle Concept
This technology has been extensively researched as referenced in several published studies: “Israel - India Steering Committee 2007 Report on Energy Towers for Producing Electricity and Desalinated Water Without a Solar Collector” by The Chief Scientist Office — Ministry of National Infrastructures The State of Israel and TIFAC—Technology Information, Forecasting and Assessment Council Department of Science and Technology, Technology Bhavan Government of India.
This project was supported mainly by the Israeli Ministry of National Infrastructures (formerly the Ministry of Energy), by financial contributions of the American Technion Society — Baltimore Chapter, different research foundations and primarily by the Technion itself. The Israeli Electric Corporation followed and reviewed project progress, and provided financial and professional assistance. Scientists and engineers of five Technion departments, including 13 professors and eight doctoral engineers participated in the project.
Intellectual Property
The Company has filed several patent applications with the U.S. Patent Office to protect its technology including:
•	Advanced Construction of Very Large Structures Using Modified Cranes — To create a practical approach to assembling very large buildings that incorporate a lightweight lattice of high-strength drawn-steel tubes;
•	Process of Manufacturing, Fabrication and Application of Protective Plating for Tower Components Made of Steel Tubes and Plate — To create methods and systems for the manufacturing, fabricating and application of protective plating useful for tower structures;
•	Improved Wind Energy Capture System — To increase the captured energy in a wind tower by appropriately channeling wind through multiple turbines;

•	Improved Wind Energy Turbine — To increase the captured energy in a wind tower by appropriately designing a wind turbine energy converter unit;
•	Improved Hydraulic to Electric Conversion System — To increase the efficiency of transmitting hydraulic power to the electric generators;
•	Energy Tower Having External Wind Capturing Capacity — To supplement the available energy of an energy tower by capturing incident wind; and
•	Precision Concrete Construction Methods and Systems — To provide novel approaches to building large concrete structures.
Site Requirements
Clean Wind’s planned Downdraft Tower requires very specific site conditions. The location must provide appropriate climate and atmospheric conditions; specifically hot temperatures, dry air, and low elevation. The site must have access to reliable water sources, either fresh or salt water, in which case desalinization may be required. The foundation for the Downdraft Tower should most appropriately be bedrock. Additionally, the site should have access to rail service and other logistical ease of access.
Development
The master development plan for a site requires a series of steps:
•	explore, select, and qualify site for foundation integrity;
•	negotiate and execute land lease (site) and rights of way (water pipeline, transmission line, highway and railway access);
•	survey and identify any artifacts and cultural resources that may be impacted by site exploration, project construction or operation;
•	acquire water rights;
•	determine and design access to and availability of electrical grid, roads, rail transportation, sewer, water, and power for construction and operation;
•	create project site plan for offices, storage buildings for construction equipment, etc.;
•	coordinate and provide, to the extent possible, resource carry-over (i.e., buildings and facilities) to the locale after construction;
•	determine the type and number of jobs created during study, construction and operational phases;
•	determine the cost of the project (currently estimated at $4.5 billion); and
•	determine electricity produced (currently estimated at $900 million annually).
Production
Clean Wind estimates that a Downdraft Tower may be capable of producing gross power output up to 2,500 megawatts. Based on an expected 55%-60% efficiency rate (due to impractical weather and atmospheric conditions), the Company expects average daily gross power output of 1,500 megawatts to be possible while using approximately 500 megawatts to pump water to the top of the Downdraft Tower. This leaves a potential net saleable balance as high as 1,000 megawatts to be sold to the power grid. With close access to seawater and the addition of desalination plants, purified water is a second important saleable product.
Clean Wind believes that the Downdraft Tower will be capable of recapturing and recycling approximately two thirds of the water used to create the downdraft. This water may be returned to be reused in the Downdraft Tower or diverted for local potable water.
Partners
The Company plans to partner with a crane manufacturer for its construction needs. Clean Wind is also in discussions with several potential partners for its hydraulic systems needs and for its generator needs.

Customers
Energy produced by the Downdraft Tower could provide low cost electricity to the power grid. Clean Wind plans to ultimately build and operate wind energy plants and sell the electricity either through contracts with utilities, which is the traditional method for independent power plants, or directly into the open market or electricity commodities market like a merchant plant similar to many natural gas fired power plants. The Company may also sell the power plants themselves to large customers or utilities.
The sale of electricity to power brokers is more profitable than selling directly to the electricity commodities market. If the cost of the marketing infrastructure of selling green energy at a $0.02 per kWh premium is justified as opposed to the wholesale contracting of electricity at a lower price, then Clean Wind plans to market the electricity to green energy brokers. The green power is energy from clean energy production sources like wind energy in which consumers are willing to pay a premium in order to promote clean energy. If Clean Wind chooses to work through power brokers, it believes the potential exists to sell the environmental correct “green” power at a premium price being higher than conventional fuel sources. Power brokers usually receive a premium of $0.015 per kWh above the wholesale price paid on the open market. However, the market is new and subject to uncertainty including price fluctuations.
Markets
Wind energy experienced a 39% annual growth for the past five years according to the American Wind Energy Association, the industry’s trade organization based in Washington, D. C. Recent national surveys show that approximately 40-70% of the population surveyed indicate a willingness to pay a premium for renewable energy. Although 10% of the respondents say they will participate in such a program, actual participation is estimated at 1%. Currently, more than a dozen utilities have green marketing programs. Public Service Company of Colorado, Central and South West Services Corporation of Texas, and Fort Collins Light and Power Company are leading the effort in wind related green electricity marketing.
California has three major regulated investor-owned utilities and many municipal utilities, all of which are required by state law to have renewable sources of generation in their resource portfolios, whether generated or purchased. Arizona utilities have similar requirements. Due to federal regulations requiring that transmission owners provide service on the same terms to all generators requesting service, known as “open access”, independent power producers (which the Company would be under its business model), are able to develop wind energy projects in areas where such resources are most prevalent and sell power to anyone interconnected with the transmission grid in California. California’s transmission grid is operated by a regional transmission organization (“RTO”), the California Independent System Operator (“CAISO”). Other states belong to other RTOs.
In addition, California’s electricity rates are among the highest in the U.S. and, in November 2008, the governor of the State of California signed Executive Order S-14-08 requiring that California utilities reach a 33% renewable energy goal by 2020, exceeding the previous legislative mandate that electric utilities supply 20% of their total retail power sales from renewable resources by 2010. According to CAISO, the renewable portfolio standard will require 8,000 MW of new wind generation.
Competition
The Downdraft Tower project requires a large land base and specific conditions. Given these constraints and the increasing focus on renewable energy to offset the environmental problems caused by fossil fuels, the renewable energy industry is highly competitive.
In the markets where the Company plans to conduct its business, it will compete with many energy producers including electric utilities and large independent power producers. There is also competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as solar, traditional wind, hydro and geothermal. The competition depends on the resources available within the specific markets. Although the cost to produce clean, reliable, renewable energy is becoming more competitive with traditional fossil fuel sources, it generally remains more expensive to produce, and the reliability of its supply is less consistent than traditional fossil fuel. Deregulation and consumer preference are becoming important factors in increasing the development of alternative energy projects. The Company believes that governments and consumers recognize the importance of renewable energy resources in the energy mix, and are facilitating the implementation of wind and other renewable technologies through renewable portfolio standards and revenue and tax incentives.

Arizona and California are primarily served by large utilities, such as Southern California Edison Company, Pacific Gas & Electric Company, San Diego Gas & Electric Company, Arizona Public Service Company (“Arizona Public Service”) and UNS. All of these companies have non-regulated subsidiaries or sister companies that develop generating facilities. In addition, utilities from other states and countries have established large wind energy generating companies, such as Florida Power & Light Company, enXco, Inc. and PPM Energy, Inc. (now part of a large Spanish renewable company, Iberdrola Renovables, S.A.).
According to the Electric Power Research Institute, the past ten years have seen traditional energy costs increase while wind energy costs have declined. The advances in technology, larger-scale and more efficient manufacturing processes, and increased experience in wind turbine operations has contributed substantially to this trend. This cost decline is paralleled with a several hundred fold increase in installed wind energy capacity. As a result, maintenance costs have fallen significantly. Wind energy sources comprise less than 1% of the current electricity generating industry.
A new assessment released by the National Renewable Energy Laboratory in 2010 shows that U.S. wind resources are even larger than previously estimated and potential capacity of the land-based wind resource is more than 10,000 GW, far exceeding the 300 GW required to meet 20% of the nation’s electrical demand with wind in 2030. This figure does not factor the potential of Downdraft Towers. The estimated levelized cost of new generation resources by the Energy Information Administration shows the cost of wind energy is competitive to other conventional means of energy generation. The cumulative capacity-weighted average price of wind power, including the production tax credit, was about 4.4 cents per kilowatt hour in 2009 — a price that competes with fossil fuel-generated electricity.
Estimated Levelized Cost of New Generation Resources, 2016.

		U.S. Average Levelized Costs (2008 $/megawatthour) for
		Plants Entering Service in 2016
				Variable		Total
	Capacity	Levelized		O&M		System
	Factor	Capital	Fixed	(including	Transmission	Levelized
Plant Type	(%)	Cost	O&M	fuel)	Investment	Cost
Conventional Coal	85	69.2	3.8	23.9	3.6	100.4
Advanced Coal	85	81.2	5.3	20.4	3.6	110.5
Advanced Coal with CCS	85	92.6	6.3	26.4	3.9	129.3
Natural Gas-fired
Conventional Combined Cycle	87	22.9	1.7	54.9	3.6	83.1
Advanced Combined Cycle	87	22.4	1.6	51.7	3.6	79.3
Advanced CC with CCS	87	43.8	2.7	63.0	3.8	113.3
Conventional Combustion Turbine	30	41.1	4.7	82.9	10.8	139.5
Advanced Combustion Turbine	30	38.5	4.1	70.0	10.8	123.5
Advanced Nuclear	90	94.9	11.7	9.4	3.0	119.0
Wind	34.4	130.5	10.4	0.0	8.4	149.3
Wind-Offshore	39.3	159.9	23.8	0.0	7.4	191.1
Solar PV	21.7	376.8	6.4	0.0	13.0	396.1
Solar Thermal	31.2	224.4	21.8	0.0	10.4	256.6
Geothermal	90	88.0	22.9	0.0	4.8	115.7
Biomass	83	73.3	9.1	24.9	3.8	111.0
Hydro	51.4	103.7	3.5	7.1	5.7	119.9

Source:	Energy Information Administration, Annual Energy Outlook 2010, December 2009, DOE/EIA-0383(2009)
Environmental
The Company believes the Downdraft Tower will be capable of being operated with virtually no carbon footprint, fuel consumption, or waste production. This Company believes this technology has the potential to generate clean, cost effective and efficient electrical power without the damaging effects caused by using fossil or nuclear fuels, and other conventional power sources.
Numerous federal and state environmental laws can affect the development of renewable energy, such as the California Environmental Quality Act. These laws require that certain studies be conducted to ensure that there are no significant adverse impacts on wildlife, humans and the environment generally. The significant impacts of wind energy projects are on visibility, noise, birds, wildlife habitat and soil erosion. Changes in environmental laws can pose significant expenses on renewable energy development.

International treaties and protocols, such as the Kyoto Protocol, have significantly impacted the development and implementation of renewable energy technologies. Certain countries and regions also have established emission trading programs. Under emission trading programs, utilities and factories are permitted to produce a certain level of emissions. If such an entity produces fewer emissions than its allotment, the entity may sell its excess allotment to parties exceeding their emissions allotments. To date, these mechanisms are at an early stage of development within the U.S. Credit trading provides the potential for creating additional income for renewable energy producers, rationalizing of electricity prices for utilities and reducing the overall retail price for green power.
The Company believes that increasing emphasis on green technologies and governmental incentives in the energy industry should have a positive long-term effect on the Company’s planned business and the wind energy industry in general.
Industry Analysis
According to the American Wind Energy Association (“AWEA”), wind energy was the world’s fastest growing energy source during most of the 1990s, expanding at annual rates ranging from 25% to 35%. The AWEA estimates the global industry growth rate has averaged 32% over the five years from 2004 through 2008, with a growth rate of 39% in 2009. The U.S. wind industry broke all previous records by installing over 10,000 MW of new wind capacity in 2009. Current installed capacity worldwide at the end of 2009 was 35,086 MW, compared to 25,076 MW at the end of 2008. The major contributing growth factor is the federal stimulus package passed in 2009 that extended a tax credit and provided other investment incentives for alternative energy sources. The U.S. Energy Information Administration attributes 1.9% of total electric generation in the nation to wind power.
Not factoring the Company’s planned Downdraft Tower product, World Energy Council expects new wind capacity worldwide to continue to grow. The continued evolution of this technology is evident with the existence of varying wind turbine designs. However, there is division in the wind industry between those who want to capitalize on the emerging respect the business community has for established, mature wind technology, and those who seek new technologies designed to bring about significant cost reductions. Clean Wind chooses to seek new horizons beyond current perception and knowledge by developing new technologies that it believes will be capable of significantly reducing wind energy costs.
As wind energy technology gains wider acceptance, competition may increase as large, well-capitalized companies enter the business. Although one or more may be successful, the Company believes that its technological expertise and early entry will provide a degree of competitive protection.
Licensing and Regulation
In the U.S., many state governments have amended their utility regulations and “deregulated” the generation of electric energy. Among other things, deregulation allows consumers to purchase electricity from a source of their choice, and requires utilities to purchase electricity from independent power producers and to offer transmission to independent power producers at reasonable prices.
In California, deregulation legislation, such as the Assembly Bill 1890 and the Renewable Energy Program, were implemented in the mid-1990’s to encourage the development of renewable power generation projects through various incentives. In addition, Assembly Bill 995 and Senate Bill 1038 were passed to further facilitate the development of renewable resources. In November 2008, the governor of the State of California signed Executive Order S-14-08 requiring that California utilities reach a 33% renewable energy goal by 2020, exceeding the previous legislative mandate that electric utilities supply 20% of their total retail power sales from renewable resources by 2010. In September 2009, the Governor signed Executive Order S-21-09, requiring the Air Resources Board under the California Environmental Protection Agency to adopt a regulation by July 1, 2010 requiring California’s load-serving entities to meet the 33% renewable energy goal through the creation and use of renewable energy sources to ensure reduction of greenhouse gas emissions.
In Arizona, access to the electricity market has been established through Arizona’s Retail Electric Competition Rules, which, in the Company’s opinion, provide a favorable environment for renewable energy generators. Electricity producers are subject to the Federal Public Utilities Regulatory Policies Act (“PURPA”) and state regulations. In addition, power producers must also meet standards set by the Arizona Corporations Commission (the “ACC”).
The Federal Energy Policy Act of 2005 provided further benefits to independent power producers by requiring transmission companies to provide access to third parties at a reasonable price. On October 3, 2008, the President of the United States signed the Emergency Economic Stabilization Act of 2008 into law. This legislation contains a number of tax incentives designed to encourage both individuals and businesses to make investments in renewable energy, including an eight-year extension of the business solar investment tax credit (“ITC”). The ITC is a 30% tax credit on solar property effective through December 31, 2016. The American Recovery and Reinvestment Act of 2009 further extended the U.S.$0.021/kWh Production Tax Credit (“PTC”) through December 31, 2012, and provides an option to elect a 30% ITC or an equivalent cash grant from the U.S. Department of Energy.

Research and Development Activities
The Company has filed several patent applications with the U.S. Patent Office to protect its technology. See Intellectual Property above.
Employees
The Company’s employees will initially consist of the individuals disclosed below in the section titled “Directors, Executive Officers, Promoters and Control Persons.” The Company also expects to hire a structural engineer, mechanical engineer, electrical engineer, CAD operator, assistant CAD operator, hydrodynamics engineer, aerodynamics engineer, lab assistant, office manager, and various administrative personnel. Additionally, the Company expects to hire consultants as needed.
Once construction of a tower has commenced, the Company will require a large number of employees, including for professional services, manufacturing, construction and transportation.
Item 1A. Risk Factors.
YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS CURRENT REPORT BEFORE PURCHASING INVESTING IN THE COMPANY. INVESTING IN OUR CAPITAL STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR CAPITAL STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR CAPITAL STOCK.
Risks Related to Our Business and the Industry in Which We Compete
We are an early stage company. We have not yet commenced with the construction of our Downdraft Towers or the production of electricity.
The Company has a limited operating history and has primarily engaged in operations relating to the development of its business plan. As an early-stage entity, the Company is subject to many of the risks common to such enterprises, including the ability of the Company to implement its business plan, market acceptance of its proposed business, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, and uncertainty of the Company’s ability to generate revenues. There can be no assurance that the Company’s activities will be successful or result in any revenues or profit for the Company, and the likelihood of the Company’s success must be considered in the light of the stage in its development. To date, the Company has generated no revenue and has generated losses. The Company believes it has engaged professionals and consultants experienced in the type of business contemplated by the Company; however, there can be no assurance that the predictions, opinions, analyses, or conclusions of such professionals will prove to be accurate. In addition, no assurance can be given that the Company will be able to consummate its business strategy and plans or that financial or other limitations may not force the Company to modify, alter, significantly delay, or significantly impede the implementation of such plans or the Company’s ability to continue operations. If the Company is unable to successfully implement its business strategy and plans, investors may lose their entire investment in the Company.
Potential investors should also be aware of the difficulties normally encountered by new renewable energy companies. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the inception of the enterprise that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to construction, operation and distribution, and additional costs and expenses that may exceed current estimates.
Future financings will involve a dilution of the interests of the stockholders of the Company upon the issuance of additional shares of Common Stock or other securities.
We will need to engage in additional financings in the future. There can be no assurances that such financings will ever be completed, but any such financings will involve a dilution of the interests of our stockholders upon the issuance of additional shares Common Stock or other securities. Attaining such additional financing may not be possible, or if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to investors participating in this offering. We expect to issue shares of our Common Stock and/or other securities in exchange for additional financing.

We anticipate significant future capital needs and the availability of future capital is uncertain.
The Company has experienced negative cash flows from operations since its inception. The Company will be required to spend substantial funds to continue research and development. The Company will need to raise additional capital. The Company’s capital requirements will depend on many factors, primarily relating to the problems, delays, expenses and complications frequently encountered by development stage companies; the progress of the Company’s research and development programs; the costs and timing of seeking regulatory approvals of the Company’s products under development; the Company’s ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company’s planned business. To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.
We have a history of losses.
We expect to incur non-capitalized development costs and general and administrative expenses prior to the completion of construction and commencement of operation of our proposed projects. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to sustain or increase our profitability. If we cannot achieve or maintain profitability, we may not be able to continue to absorb the resulting financial losses. If we continue to suffer financial losses, our business may be jeopardized and our investors may lose all of their investment in our shares.
The Company’s strategies for development of the business might not be successful.
The Company is currently evaluating potential development strategies for its business. It may take several years, if ever, for the Company to achieve cumulative positive cash flow. The Company could experience significant difficulties in executing its business plan, including: inability to successfully implement the Company’s business plan; changes in market conditions; inability to obtain necessary financing; delays in completion of the Company’s projects or their underlying technologies; inaccurate cost estimates; changes in government or political reform; or the Company may not benefit from the proposed projects as the Company expected. The Company’s inability to develop and market the Company’s business successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on the Company’s ability to meet the Company’s working capital requirements.
We expect to rely upon strategic relationships in order to execute our business plan and the Company may not be able to consummate the strategic relationships necessary to execute its business plan.
The Company plans to enter into and rely on strategic relationships with other parties, in particular to acquire rights necessary to develop and build proposed projects and to develop and build such projects. These strategic relationships could include licensing agreements, partnerships, joint ventures, or even business combinations. The Company believes that these relationships will be particularly important to the Company’s future growth and success due to the size and resources of the Company’s company and the resources necessary to complete the Company’s proposed projects. The Company may, however, not be able to successfully identify potential strategic relationships. Even if the Company does identify one or more potentially beneficial strategic relationships, it may not be able to consummate these relationships on favorable terms or at all, obtain the benefits it anticipates from such relationships or maintain such relationships. In addition, the dynamics of the Company’s relationships with possible strategic partners may require the Company to incur expenses or undertake activities it would not otherwise be inclined to undertake in order to fulfill the Company’s obligations to these partners or maintain the Company’s relationships. To the extent the Company consummates strategic relationships, it may become reliant on the performance of independent third parties under such relationships. Moreover, certain potentially critical strategic relationships are only in the early stages of discussion and have not been officially agreed to and formalized. If strategic relationships are not identified, established or maintained, or are established or maintained on terms that become unfavorable, the Company’s business prospects may be limited, which could have a negative impact on the Company’s ability to execute the Company’s business plan, diminish the Company’s ability to conduct the Company’s operations and/or materially and adversely affect the Company’s business and financial results.

Project development or construction activities may not be successful and proposed projects may not receive required permits or construction may not proceed as planned.
The development and construction of our proposed projects will involve numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. Success in developing a particular project is contingent upon, among other things: (i) negotiation of satisfactory engineering, procurement and construction agreements; (ii) receipt of required governmental permits and approvals, including the right to interconnect to the electric grid; (iii) payment of interconnection and other deposits (some of which may be non-refundable); (iv) obtaining construction financing; and (v) timely implementation and satisfactory completion of construction.
Successful completion of a particular project may be adversely affected by numerous factors, including: (i) delays in obtaining required governmental permits and approvals; (ii) uncertainties relating to land costs for projects on land subject to Bureau of Land Management procedures; (iii) unforeseen engineering problems; (iv) construction delays and contractor performance shortfalls; (v) work stoppages; (vi) cost over-runs; (vii) equipment and materials supply; (viii) adverse weather conditions; and (ix) environmental and geological conditions.
The estimates and projections contained in this Current Report may not be realized.
Any estimates or projections in this Current Report have been prepared on the basis of assumptions and hypotheses, which the Company believes to be reasonable. However, no assurance can be given that the potential benefits described in this Current Report will prove to be available. Such assumptions are highly speculative and, while based on management’s best estimates of projected sales levels, operational costs, consumer preferences, and the Company’s general economic and competitive conditions in the industry, there can be no assurance that the Company will operate profitably or remain solvent. To date, the Company has not operated profitably and has a history of losses. If the Company’s plans prove unsuccessful, investors could lose all or part of their investment. There can be no assurance that the Company will be able to generate any revenue or profits.
Our business is subject to significant government regulation and, as a result, changes to such regulations may adversely affect our business.
Although independent and small power producers may generate electricity and engage in wholesale sales of energy without being subject to the full panoply of state and/or provincial and federal regulation to the same extent as a public utility company, our planned operations will nonetheless be subject to changes in government regulatory requirements, such as regulations related to the environment, zoning and permitting, financial incentives, and taxation. The operation of our proposed projects will be subject to regulation by various U.S. government agencies at the federal, state and municipal level. There is always the risk of change in government policies and laws, including but not limited to laws and regulations relating to income, capital, sales, corporate or local taxes, and the removal of tax incentives related to our industry. Changes in these regulations could have a negative impact on our potential profitability. Currently, there are laws, regulations and financial incentives favorable to renewable energy producers, such as (i) renewable portfolio standards, which require that power purchasers obtain a specific percentage of their power requirements from renewable resources and (ii) U.S. Production Tax Credit that provides a levelized value of approximately 2.1-cents per kilowatt-hour (kWh) federal tax benefit for the first ten years of a renewable energy facility’s operation, indexed for inflation or, in the alternative, the 30% Business Energy Investment Tax Credit or an equivalent cash grant from the U.S. Treasury Department.
These laws provide benefits by facilitating higher revenues and cash flow and project financing. Tax incentives exist in most of the jurisdictions in which we plan to operate. These laws and tax policies may change and such changes may reduce or eliminate the special incentive for the generation of clean energy and wind power, which may result in the cancellation of proposed projects or reduce anticipated revenues and cash flow.

We may be unable to acquire or lease land and/or obtain the approvals, licenses and permits necessary to build and operate our proposed projects in a timely and cost effective manner, and regulatory agencies, local communities or labor unions may delay, prevent or increase the cost of construction and operation of our proposed projects.
In order to construct and operate our proposed projects, we need to acquire or lease land and obtain all necessary local, county, state and federal approvals, licenses and permits. We may be unable to acquire the land or lease interests needed, may not receive or retain the requisite approvals, permits and licenses or may encounter other problems which could delay or prevent us from successfully constructing and operating proposed projects.
Proposed projects may be located on or require access through public lands administered by federal and state agencies pursuant to competitive public leasing and right-of-way procedures and processes. The authorization for the use, construction and operation of our proposed projects and associated transmission facilities on federal, state and private lands will also require the assessment and evaluation of mineral rights, private rights-of-way and other easements; environmental, agricultural, cultural, recreational and aesthetic impacts; and the likely mitigation of adverse impacts to these and other resources and uses. The inability to obtain the required permits and, potentially, excessive delay in obtaining such permits due, for example, to litigation, could prevent us from successfully constructing and operating our proposed projects. Moreover, project approvals subject to project modifications and conditions, including mitigation requirements and costs, could affect the financial success of our proposed projects.
Our ability to manage our growth successfully is crucial to our future.
We are subject to a variety of risks associated with a growing business. Our ability to operate successfully in the future depends upon our ability to finance, develop, and construct future renewable energy projects, implement and improve the administration of financial and operating systems and controls, expand our technical capabilities and manage our relationships with landowners and contractors. Our failure to manage growth effectively could have a material adverse effect on our business or results of operations.
Notwithstanding the Recovery Act and other regulatory incentives, we may not be able to finance the development or the construction costs of building our planed projects.
We do not have sufficient funds from the cash flow of our operations to fully finance the development or the construction costs of building our proposed projects. Additional funds will be required to complete the development and construction of our proposed projects, to find and carry out the development of properties, and to pay the general and administrative costs of operating our business. Additional financing may not be available on acceptable terms, if at all, even with various regulatory and tax incentives. If we are unable to raise additional funds when needed, we may be required to delay development and construction of our proposed projects, reduce the scope of our proposed projects, and/or eliminate or sell some or all of our development projects, if any. Specifically with regards to the initial proposed Downdraft Tower, if we cannot close financing on a timely basis, it would delay further development on the project which would affect our application for the investment tax credit or cash grant from the U.S. Treasury Department.
We may not be able to obtain access to the transmission lines necessary to deliver the power we plan to produce and sell.
We will depend on access to transmission facilities so that we may deliver power to purchasers. If existing transmission facilities do not have available transmission capacity, we would be required to pay for the upgrade of existing transmission facilities or to construct new ones. There can be no assurance that we will be able to secure access to transmission facilities at a reasonable cost, or at all. As a result, expected profitability on a proposed project may be lower than anticipated or, if we have no access to electricity transmission facilities, we may not be able to fulfill our obligations to deliver power or to construct the project or we may be required to pay liquidated damages.
Changes in interest rates and debt covenants and increases in turbine and generator prices and construction costs may result in our proposed projects not being economically feasible.
Increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce the cash flow, if any, generated by our proposed projects, and increase the equity required to complete the construction of our proposed projects. The cost of wind turbines, generators and construction costs have increased significantly over the last four years. Further increases may increase the cost of our proposed projects to the point that such projects are not feasible given the prices utilities are willing to pay. There can be no assurance that we will be able to negotiate power purchase agreements with sufficiently profitable electricity prices in the future.

We may not be able to secure power purchase agreements.
We may not be able to secure power purchase agreements for our proposed projects. In the event that we do secure power purchase agreements, if we fail to construct our proposed projects in a timely manner, we may be in breach of our power purchase agreements and such agreements may be terminated.
The operation of our proposed projects may be subject to equipment failure.
After the construction of our proposed projects, the electricity produced may be lower than anticipated because of equipment malfunction. Unscheduled maintenance can result in lower electricity production for several months and correspondingly, in lower revenues.
Changes in weather patterns may affect our ability to operate our proposed projects.
Meteorological data we collect during the development phase of a proposed project may differ from actual results achieved after the project is erected. While long-term precipitation patterns have not varied significantly, short-term patterns, either on a seasonal or on a year-to-year basis, may vary substantially. These variations may result in lower revenues and higher operating losses.
Environmental damage on our properties may cause us to incur significant financial expenses.
Environmental damage may result from the development and operation of our proposed projects. The construction of our proposed initial Downdraft Tower involves, among other things, land excavation and the installation of concrete foundations. Equipment can be a source of environmental concern, including noise pollution, damage to the soil as a result of oil spillage, and peril to certain migratory birds and animals that live, feed on, fly over, or cross the property. In addition, environmental regulators may impose restrictions on our operations, which would limit our ability to obtain the appropriate zoning or conditional use permits for our project. We may also be assessed significant financial penalties for any environmental damage caused on properties that are leased, and we may be unable to sell properties that are owned. Financial losses and liabilities that may result from environmental damage could affect our ability to continue to do business.
Larger developers have greater resources and expertise in developing and constructing renewable energy projects.
We face significant competition from large power project developers, including electric utilities and large independent power producers that have greater project development, construction, financial, human resources, marketing and management capabilities than the Company. They have a track record of completing projects and may be able to acquire funding more easily to develop and construct projects. They have also established relationships with energy utilities, transmission companies, turbine suppliers, and plant contractors that may make our access to such parties more difficult.
Renewable energy must compete with traditional fossil fuel sources.
In addition to competition from other industry participants, we face competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as solar, traditional wind, hydro and geothermal. The competition depends on the resources available within the specific markets. Although the cost to produce clean, reliable, renewable energy is becoming more competitive with traditional fossil fuel sources, it generally remains more expensive to produce, and the reliability of its supply is less consistent than traditional fossil fuel. However, deregulation, legislative mandates for renewable energy, and consumer preference for environmentally more benign energy sources are becoming important factors in increasing the development of alternative energy projects.
The wind energy industry in California is highly competitive since wind plays an integral role in the electricity portfolio in California.
Since wind plays an integral role in the electricity portfolio in California and wind energy requires a significant amount of land resource, the wind energy industry in California is highly competitive. Wind developers compete for leased and owned land with favorable wind characteristics, limited supply of turbines and contractors, and for purchasers and available transmission capacity. There is no guarantee that we will be able to acquire the significant land resources needed to develop projects in California.

Our ability to hire and retain qualified personnel and contractors will be an important factor in the success of our business. Our failure to hire and retain qualified personnel may result in our inability to manage and implement our plans for expansion and growth.
Competition for qualified personnel in the renewable energy industry is significant. To manage growth effectively, we must continue to implement and improve our management systems and to recruit and train new personnel. We may not be able to continue to attract and retain the qualified personnel necessary to carry on our business. If we are unable to retain or hire additional qualified personnel as required, we may not be able to adequately manage and implement our plans for expansion and growth.
The market in which we operate is rapidly evolving and we may not be able to maintain our profitability.
As a result of the emerging nature of the markets in which we plan to compete and the rapidly evolving nature of our industry, it is particularly difficult for us to forecast our revenues or earnings accurately. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.
We depend on key personnel, the loss of which could have a material adverse effect on us.
Our performance depends substantially on the continued services and on the performance of our senior management and other key personnel. Our ability to retain and motivate these and other officers and employees is fundamental to our performance. The unexpected loss of services of one or more of these individuals could have a material adverse effect on us. We are not protected by a material amount of key-person or similar life insurance covering our executive officers and other directors. We have entered into employment agreements with our executive officers, but the non-compete period with respect to certain executive officers could, in some circumstances in the event of their termination of employment with the Company, end prior to the employment term set forth in their employment agreements.
Certain legal proceedings and regulatory matters could adversely impact our results of operations.
We may be subject from time to time to various claims involving alleged breach of contract claims, intellectual property and other related claims, and other litigations. Certain of these lawsuits and claims, if decided adversely to us or settled by us, could result in material liability to the Company or have a negative impact on the Company’s reputation or relations with its employees, customers, licensees or other third parties. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings could result in substantial costs and may require that the Company devotes substantial time and resources to defend itself. Further, changes in governmental regulations in the U.S. could have an adverse impact on our results of operations.

Our results may be adversely affected by the impact that disruptions in the credit and financial markets have on our customers and the energy industry.
Beginning in late 2008 and continuing throughout 2009, energy and utility companies faced difficult conditions as a result of significant disruptions in the global economy, the repricing of credit risk and the deterioration of the financial markets. Continued volatility and further deterioration in the credit markets may reduce our access to financing. These events could negatively impact our operations and financial condition and our ability to raise the additional capital necessary to finance our operations.
The effects of the recent global economic crisis may impact the Company’s business, operating results, or financial condition.
The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of spending. These macroeconomic developments could negatively affect the Company’s business, operating results, or financial condition in a number of ways. For example, potential clients may delay or decrease spending with the Company or may not pay the Company.
The Company’s insurance coverage may not be adequate.
If the Company was held liable for amounts exceeding the limits of its insurance coverage in place at any given time or for claims outside the scope of that coverage, its business, results of operations and financial conditions could be materially and adversely affected.
Our business is subject to extensive governmental regulation that could reduce our profitability, limit our growth, or increase competition.
Our planned businesses are subject to extensive federal, state and foreign governmental regulation and supervision, which could reduce our potential profitability or limit our potential growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we plan to sell or the methods by which we plan to sell our products and services, or subjecting our businesses to the possibility of regulatory actions or proceedings.
In all jurisdictions the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our planned activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our business will be allowed to be, or continue to be, conducted in any given jurisdiction as we plan.
Competition resulting from these developments could cause the supply of, and demand for, our planned products and services to change, which could adversely affect our results of operations and financial condition.
Our planned operations will expose us to various international risks that could adversely affect our business.
We are seeking to reach agreements for the provision of key aspects of our business with foreign operators, specifically in Mexico. Accordingly, we may become subject to legal, economic and market risks associated with operating in foreign countries, including:
•	the general economic and political conditions existing in those countries;
•	devaluations and fluctuations in currency exchange rates;
•	imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;
•	imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;
•	hyperinflation in certain foreign countries;
•	imposition or increase of investment and other restrictions by foreign governments;

•	longer payment cycles;
•	greater difficulties in accounts receivable collection; and
•	the requirement of complying with a wide variety of foreign laws.
Our ability to conduct business in Mexico may be affected by legal, regulatory, political and economic risks.
Our ability to conduct business with Mexico is subject to risks associated with international operations. These include:
•	the burdens of complying with a variety of foreign laws and regulations;
•	unexpected changes in regulatory requirements; and
•	new tariffs or other barriers in some international markets.
We are also subject to general political and economic risks in connection with our international operations, including:
•	political instability and terrorist attacks;
•	changes in diplomatic and trade relationships; and
•	general economic fluctuations in specific countries or markets.
We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the U.S. or Mexico upon our business in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our business in the future or may require us to significantly modify our current business practices.
The occurrence of natural or man-made disasters could adversely affect our financial condition and results of operations.
We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods and tornadoes, and pandemic health events such as H1N1 influenza, as well as man-made disasters, including acts of terrorism and military actions. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations.
Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.
Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, and the proper functioning of our computer, telecommunication and other related systems and operations.
Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. We could potentially lose operation of our projects or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.
We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.
Assertions by a third party that the Company infringes its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.
The energy and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. There is a possibility of intellectual property rights claims against the Company. The Company’s technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including the Company’s competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with the Company’s ability to provide the Company’s services or develop new products or services, which could make it more difficult for the Company to operate the Company’s business. Any litigation or claims, whether or not valid, could be time-consuming, expensive to litigate or settle and could divert the Company’s managements’ attention and financial resources. If the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to pay substantial damages, stop using technology found to be in violation of a third party’s rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase the Company’s operating expenses or may require the Company to restrict the Company’s business activities in one or more respects. The Company may also be required to develop alternative non-infringing technology that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against the Company and the Company’s failure or inability to obtain a license to the infringed technology, the Company’s business and results of operations could be harmed.

The Company’s business will be adversely affected if the Company is unable to protect its intellectual property rights from unauthorized use or infringement by third-parties.
The Company intends to rely on a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements, invention assignment agreements and non-disclosure agreements with employees, contractors and suppliers, to protect the Company’s proprietary rights, all of which provide only limited protection. The Company believes its intellectual property rights are valuable, and any inability to protect them could reduce the value of the Company’s products, services and brand. Various events outside of the Company’s control pose a threat to the Company’s intellectual property rights as well as to the Company’s products and services. The efforts the Company has taken to protect its proprietary rights may not be sufficient or effective, may not be enforceable or may be capable of being effectively circumvented. Any significant impairment of the Company’s intellectual property rights could harm the Company’s business or the Company’s ability to compete. Also, protecting the Company’s intellectual property rights is costly and time consuming. The Company also seeks to maintain certain intellectual property as trade secrets. The secrecy could be compromised by outside parties, or by the Company’s employees, which would cause the Company to lose the competitive advantage resulting from these trade secrets.
Risks Related to Our Securities
There is little current trading of our shares. Our stock price is likely to be highly volatile.
Although prices for our shares of Common Stock are quoted on the OTCBB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained. The OTCBB is generally regarded as a less efficient and less prestigious trading market than other national markets. There is no assurance if or when our Common Stock will be quoted on another more prestigious exchange or market. The market price of our stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on the stock price.
Because our Common Stock is likely to be considered a “penny stock,” our trading will be subject to regulatory restrictions.
Our Common Stock is currently, and in the near future will likely continue to be, considered a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and other requirements may adversely affect the trading activity in the secondary market for our Common Stock.
Limited future sales of our Common Stock in the public market could make it difficult to generate significant liquidity in our stock.
As noted above, we will be obligated to file a registration statement with the SEC to cover resales of shares issued to the pre-Merger Clean Wind stockholders. However, upon the effectiveness of this registration statement, most of the stock covered under the registration may not be immediately available for trading. Due to a limitation in the number of shares traded on a regular basis, there may be significant swings in the bid and ask prices of our stock or there may not be any significant volume of the stock available to trade.
We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our Common Stock.
We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.
Our officers, directors and principal stockholders (greater than 5% stockholders) collectively own a majority of our outstanding Common Stock. As a result of such ownership, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.
Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.
Our Articles of Incorporation, as amended, our Bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.
Item 2. Financial Information.
Management’s discussion and analysis of financial condition and results of operations
Forward Looking Statements
Some of the statements contained in this Current Report that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Current Report, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:
•	our ability to raise capital when needed and on acceptable terms and conditions;
•	our ability to attract and retain management, and to integrate and maintain technical information and management information systems;
•	the intensity of competition;
•	general economic conditions; and
•	other factors discussed in Risk Factors.
All written and oral forward-looking statements made in connection with this Current Report that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

History
Superior Silver Mines, Inc. was incorporated under the laws of the State of Idaho on January 22, 1962, and was established for the purposes of mineral exploration in the states of Idaho and Montana. The Company had been dormant for a number of years, and has no known mineral reserves. On December 27, 2010, the Company reincorporated as a Nevada corporation. On December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. As a result of the Merger, Clean Wind is now a wholly-owned subsidiary of the Company. It is anticipated that Clean Wind will be merged with and into the Company at some point in the future.
Company’s Plans
As a development stage company, Clean Wind has yet to earn revenues from its operations. Clean Wind is in the process of developing plans to design and construct large downdraft towers that use benevolent, non-toxic natural elements to generate electricity and clean water economically (“Downdraft Towers”) by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to be prepared to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity.
Our mission is to be a leader in the U.S. providing energy using the development of the technology that we have described. From our inception in July 2010, we have completed the following milestones, among others:
•	filed seven patents applications with the U.S. Patent Office in connection with the development of the wind technologies;
•	secured furnished office space of 8,435 square feet for our research and development team to meet the current needs and continue their work with this technology; and
•	executed agreements with three strategic partners with industry experience to assist in developing our Downdraft Tower.
Product Research and Development
We anticipate spending, in order to accelerate our growth, which is contingent upon raising additional funds, approximately $3.5 million for product research and development activities related to our anticipated product launch during the next 12 months. We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required on terms acceptable to Clean Wind, or at all.
Acquisition of Plant and Equipment and Other Assets
We do not anticipate the sale of any material property, plant or equipment during the next 12 months. We will continue our pursuit to complete the design and preliminary testing of the Downdraft Tower plans during the next 12 months.
Number of Employees
From Clean Wind’s inception through December 27, 2010, we have principally relied on the services of outside consultants and part-time employees for services. We currently have seven full time employees and no part-time employees. In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We anticipate that it may become desirable to add additional full and or part time employees to discharge certain critical functions during the next 12 months. This projected increase in personnel is dependent upon our ability to obtain sources of financing. There is no guarantee that we will be successful in raising the funds required to fund the projected increase in the number of employees. As we continue to expand, we will incur additional cost for personnel.
Revenues
Clean Wind has generated no operating revenues from operations since its inception and does not anticipate generating revenues from operating activities for several years.

Costs and Expenses
From Clean Wind’s inception through September 30, 2010, we had not generated any revenues nor had we incurred any material expenses. In or around the fourth quarter of 2010, Clean Wind engaged the services of several part-time employees to develop in earnest the operating and development plans for the Downdraft Towers. In connection with the Merger, these part-time employees became full-time employees of the Company and are devoting their full business efforts to the Company’s operations. We anticipate that we will continue to incur expenses for our employees, our consultants who provide marketing, public relations and investor relations services, acquisition costs and professional service (legal, accounting, engineering, and other) fees.
Liquidity and Capital Resources
As of September 30, 2010, we had working capital surplus of $75. Significant additional financing is required in order to meet our current and projected cash flow deficits from operations and product development. We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required on terms acceptable to us or at all. We plan to coordinate the growth in our operational activities with the consummation of our capital raising activities. However, if we are not successful in raising sufficient capital on terms acceptable to us, this would have a material adverse effect on our business, results of operations liquidity, and financial condition.
The independent auditor’s report on our September 30, 2010 financial statements states that our recurring losses raise substantial doubts about our ability to continue as a going concern. We will not be able to continue our business operations and carry out our development plans if we do not successfully raise significant amounts of additional capital in the very near term. These capital raising activities, if successful, are likely to result in substantial dilution to our existing stockholders and could result in the placing of one or more liens against some or all of our assets, including without limitation our intellectual property.
The Company’s future cash requirements will be substantial and will depend on many factors, some of which are outside the control of the Company. Such factors include the problems, delays, expenses and complications frequently encountered by development stage companies in connection with the commercial launch of its first product; the progress of the Company’s research and development programs; the costs and timing of seeking regulatory approvals of the Company’s products under development; the Company’s ability to obtain such regulatory approvals; the success of the Company’s sales and marketing programs; costs in filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, joint venture or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company’s planned business. The Company may seek additional funding through public or private equity or debt financings or through collaborations. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional funding will be available to the Company on acceptable terms, or at all.
Critical Accounting Policies
Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Inflation
It is our opinion that inflation has not had a material effect on our operations.
See Items 1.01 and the other sections of this Item 2.01 of this Current Report which are incorporated by reference.

Item 3. Properties.
The Company leases approximately 100 square feet of office space at 1997 Annapolis Exchange Parkway, Suite 300, Annapolis, Maryland 21401 pursuant to a lease that expires October 31, 2011 and leases approximately 8,435 square feet of commercial space in Warrenton, Virginia pursuant to a lease that expires November 30, 2013.
The Company maintains one unpatented lode mining claim, #IMC39643, claim name-Abbatoir, which is leased to U.S. Silver Corporation.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
(a) Security ownership of certain beneficial owners. Seth forth below is certain information, as of December 29, 2010, with respect to each person (including any group as that term is used in section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. Unless otherwise indicated, the address of each beneficial owner is c/o Clean Wind Energy, Inc., 1997 Annapolis Exchange Parkway, Suite 300, Annapolis, Maryland 21401 and the nature of beneficial ownership is direct.

Name of	Amount and nature of
beneficial owner	beneficial ownership	Percent of class (1)

Ronald W. Pickett	80,000,000	24.5%
John W. Hanback	64,000,000	19.6%
Stephen Sadle	60,000,000	18.4%
Itzhak Tepper	60,000,000	18.4%
Robert P. Crabb	16,000,000	4.9%

(1)	Based upon 327,055,199 shares of Common Stock issued and outstanding as of December 29, 2010.
(b) Security ownership of management. Set forth below is certain information, as of December 29, 2010, as to the Company’s Common Stock beneficially owned by all directors, each of named executive officers, and directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial ownership is direct. Unless otherwise indicated, the nature of beneficial ownership is direct.

Name of	Title of	Amount and nature of
beneficial owner	Beneficial Owner	beneficial ownership		Percent of class (1)

Ronald W. Pickett	President, Chief Executive Officer and Chairman	80,000,000		24.5%
Stephen Sadle	Chief Operating Officer	60,000,000		18.4%
Robert P. Crabb	Secretary, Chief Marketing Officer and Director	16,000,000		4.9%
John W. Hanback	Chief Technology Officer	64,000,000		19.6%
Itzhak Tepper	P.E. Chief Structural Engineer	60,000,000		18.4%
Ownkar Persaud	Chief Financial Officer	10,000,000		3.1%
Thomas S. Smith	Director	1,144,000		*
H. James Magnuson	Director	1,811,114	(2)	*
Arthur P. Dammarell	Director	525,500		*

Directors and executive officers as a group (9 persons)		293,480,614		89.7%

*	Less than 1%.

(1)	Based upon 327,055,199 shares of Common Stock issued and outstanding as of December 29, 2010.

(2)	Includes 1,368,891 shares held in trust for the benefit of Mr. Magnuson’s relatives. As trustee, Mr. Magnuson has the power to vote such shares, but disclaims any beneficial ownership in the shares.

(c) Changes in control. Except as otherwise set forth in this Current Report with respect to the Merger, there are no arrangements, known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.
Item 5. Directors and Executive Officers.
The following table sets forth the names of the Company’s directors, executive officers, and key employees, and their positions with the Company, as of the date of this Current Report:

Name	Age	Position(s)	Term of Office (Directors)

Ronald W. Pickett*	63	President, Chief Executive Officer and Chairman	Annual meeting
Stephen Sadle*	65	Chief Operating Officer	N/A
Robert P. Crabb*	63	Secretary, Chief Marketing Officer and Director	Annual meeting
John W. Hanback*	68	Chief Technology Officer	N/A
Itzhak Tepper*	73	P.E. Chief Structural Engineer	N/A
Ownkar Persaud*	53	Chief Financial Officer	N/A
Thomas S. Smith	86	Director	Annual meeting
H. James Magnuson	57	Director	Annual meeting
Arthur P. Dammarell	66	Director	Annual meeting

*	Appointed pursuant to the terms of the Merger Agreement. See Items 1.01 and 2.01 of this Current Report.
None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years and that is material to the evaluation of the ability or integrity of any of the Company’s directors, director nominees or executive officers.
The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer.
Ronald W. Pickett, President and Chief Executive Officer, Chairman
Mr. Pickett brings over 40 years of construction, development and innovative technology skills and expertise to the team. He has founded numerous companies from startup and including three from inception through the public ownership process. Mr. Pickett also has an understanding of government, legislative, and permitting practices. Since December, 2007, Mr. Pickett has been an independent real estate development consultant. Until March, 2008, Mr. Pickett was a director of, and until December, 2007, Mr. Pickett was President and CEO of, Telkonet, Inc. (“Telkonet”) (OTCBB: TKOI.OB), a company that develops, manufactures and sells energy efficiency and smart grid networking technology. Until January, 2009, Mr. Pickett was President and a director of Microwave Systems Technology Inc. (“Microwave Systems”), a company that provided Internet/phone/video/wifi services in the New York City area. Until February, 2010, Mr. Pickett was Vice Chairman of Geeks on Call Holdings, Inc. (“Geeks on Call”) (PINK: GOCH.PK), a company that provided quick-response, on-site computer solutions and remote/telephone technical support. Mr. Pickett currently severs as the President, Chief Executive Officer, and Chairman of the Board of Directors of Clean Wind.
Stephen Sadle, Chief Operating Officer
Mr. Sadle is an entrepreneur with over 40 years of diversified experience in management, contracting and heavy infrastructure development, interfacing with both the government and private sectors. He is experienced in Web-based vertical extranet applications and has developed operating extranets in the construction and transportation industries. Mr. Sadle served as co-founder, Chief Operating Officer and Director of Telkonet. He was also founder and president of a successful local construction company and was awarded the Small Businessman of the Year Award for the Washington Metropolitan Area. Since July, 2007, Mr. Sadle has been an independent real estate consultant. From 2000 until July, 2007, Mr. Sadle was Senior Vice President and a director of Telkonet. Mr. Sadle currently serves as the Chief Operating Officer and a member of the board of directors of Clean Wind.

Robert P. Crabb, Secretary and Chief Marketing Officer, Director
Mr. Crabb has over 40 years of public and private sector experience including 15 years in the insurance industry including, sales and sales management with MetLife and independent property and casualty brokerage. His entrepreneurial expertise includes marketing consulting, corporate management and commercial/residential real estate development. He has served in a corporate governance capacity as secretary to a number of start-up companies. Since September, 2007, Mr. Crabb has been an independent real estate development consultant. Until September, 2007, Mr. Crabb was Secretary of Telkonet, until February, 2009, Mr. Crabb was Secretary of Microwave Systems, and until October, 2009, Mr. Crabb was Secretary of Geeks on Call. Mr. Crabb currently serves as the Chief Marketing Officer and member of the board of directors of Clean Wind.
John W. Hanback, Chief Technology Officer
Mr. Hanback has 44 years of experience in heavy construction, concrete materials science and systems design field. He spent 18 years in major infrastructure building, site development and the heavy erection fields. During that time, he developed the core technological concepts, along with the practical experience necessary to develop pre-cast concrete systems using complex large scale multi-dimensional components. As President and Principal Scientist of Ceramic Building Technologies, LLC, Mr. Hanback led and conducted research and development of super concretes, ceramics, and mold making elastomers, as well as proprietary automatic molding systems. Mr. Hanback also designed innovative pre-cast concrete construction systems, to include buildings of all types, and a complex pre-cast post tensioned concrete oil storage tank system, each with patents pending. Mr. Hanback has written multiple patents that are pending specifically for Clean Wind. Since 1994, Mr. Hanback has conducted private research and development for Ceramic Building Technologies, LLC, including research of high-strength concretes and ceramics, and innovative construction techniques and procedures. Mr. Hanback currently serves as the Chief Technology Officer of Clean Wind.
Itzhak Tepper, P.E. Chief Structural Engineer
Mr. Tepper is an accomplished Senior Structural Engineer with over 45 years of international experience in the construction of stadiums, hotels, medical facilities, parking structures, industrial facilities, shopping centers, office buildings and educational and institutional facilities. His vast construction experience is a valuable asset to Clean Wind in the design and planned construction of its Downdraft Tower. Between May and November, 2010, Mr. Tepper was an independent consultant for The Watkins Partnership, a structural engineering consulting firm and AFWLLC, an engineering consulting firm. From May, 2005 to May, 2010, Mr. Tepper was a Senior Structural Engineer with The Watkins Partnership. Mr. Tepper currently serves as the Chief Structural Engineer of Clean Wind.
Ownkar Persaud, Chief Financial Officer
Mr. Persaud is a Chartered Accountant with extensive public and private company experience. He has served as the Vice President of Finance and Principal Accounting Officer for MSTI Holdings, Inc. (PINK: MSHI.PK), a publicly traded cable, telephone and Internet service provider, in which capacity he managed the Company’s financial operations. He was also the Assistant Controller and SOX Compliance Officer for Telkonet, a publicly traded energy management solutions provider. Mr. Persaud served as Assistant Controller at SOTAS Inc., a provider of telecommunication network management services. Since May 2010, Mr. Persaud has been an independent consultant to public companies on SEC reporting and compliance matters. Until June, 2009, Mr. Persaud was the Vice President of Finance of Microwave Systems. Mr. Persaud currently serves as the Chief Financial Officer of Clean Wind.
Thomas S. Smith, Director
Mr. Smith has served as a member of the Company’s Board of Directors since 1977. Mr. Smith resigned as the Company’s President effective December 29, 2010 pursuant to the terms of the Merger Agreement. He has been engaged in the private practice of law for more than the past five years. He received his BS degree from the University of Idaho, and his Juris Doctorate from Gonzaga University. Mr. Smith serves as the president and a director of Nevada Stewart Mining Company, as a director of Highland Surprise Mining Company, and the Secretary/Treasurer of Homestake Silver and Lead Mining Company, all of which are non-reporting public companies.
H. James Magnuson, Director
Mr. Magnuson has served as a member of the Company’s Board of Directors since 2007. Mr. Magnuson resigned as the Company’s Vice President effective December 29, 2010 pursuant to the terms of the Merger Agreement. Since 1979, Mr. Magnuson has been an attorney engaged in the private practice of law in Coeur d’Alene, Idaho, and received his BS degree from the University of Idaho and his Juris Doctorate from Boston College.

Arthur P. Dammarell, Director
Mr. Dammarell has served as a member of the Company’s Board of Directors since 2006. From 2000 through March 2006, Mr. Dammarell was the principal financial officer, treasurer and a director of Nova Oil, Inc. (now Nova Biosource Fuels, Inc.). He received his BA degree in Urban and Regional Planning from Eastern Washington University.
Item 6. Executive Compensation.
The following table and related footnotes show the compensation paid during the fiscal years ended December 31, 2009 and 2008, to the Company’s named executive officers. No other executive officers received compensation in excess of $100,000 for the prior two fiscal years.
Summary Compensation Table

								Nonqualified
							Nonequity	deferred
				Stock		Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards		awards	compensation	earnings	compensation	Total
position	Year	($)	($)	($)		($)	($)	($)	($)	($)
Thomas S. Smith,	2009	$500	$0	$2,500	(1)	$0	$0	$0	$0	$3,000
Director, Former President (2)	2008	$0	$0	$0		$0	$0	$0	$0	$0

H. James Magnuson,	2009	$500	$0	$2,500	(1)	$0	$0	$0	$0	$3,000
Director, Former	2008	$0	$0	$0		$0	$0	$0	$0	$0
Vice President (3)

Dennis O’Brien,	2009	$500	$0	$2,500	(1)	$0	$0	$0	$0	$3,000
Former Secretary and	2008	$0	$0	$0		$0	$0	$0	$0	$0
Principal Acctg Officer (4)

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Resigned as President effective December 29, 2010 pursuant to the terms of the Merger Agreement.

(3)	Resigned as Vice President effective December 29, 2010 pursuant to the terms of the Merger Agreement.

(4)	Resigned effective December 29, 2010 pursuant to the terms of the Merger Agreement.
Director Compensation Table
The following table and related footnotes show the compensation paid during the fiscal year ended December 31, 2009 to the Company’s non-employee directors.

					Non-equity	Nonqualified
	Fees earned				incentive	deferred
	or paid in	Stock		Option	plan	compensation	All other
	cash	awards		awards	compensation	earnings	compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)
Terrence J. Dunne (2)	$500	$2,500	(1)	$0	$0	$0	$0	$3,000
Arthur P. Dammarell	$500	$2,500	(1)	$0	$0	$0	$0	$3,000
Dale B. Lavigne (3)	$500	$2,500	(1)	$0	$0	$0	$0	$3,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Resigned as a director effective October 29, 2010.

(3)	Resigned as a director effective December 29, 2010 pursuant to the terms of the Merger Agreement.

Narrative to Summary Compensation Table and Director Compensation Table
During the year ended December 31, 2009, each director, and the one officer who is not a director, received 50,000 common shares, which were valued at $0.05 per share, amounting to $15,000. In addition, each individual was paid $500 cash. No officers or directors were compensated by the Company for the year ended December 31, 2008, for work performed that is required to be reported. In addition, the Company provided no stock options, warrants, or stock appreciation rights, and there are no employment contracts or incentive pay agreements, severance arrangements with any officer or director. No officer or director has outstanding unexercised options, stock that has not vested, or equity incentive plan awards. The Company maintains no employee benefits plans.
Clean Wind has employment contracts with its executives and founding members (Ronald W. Pickett, Stephen Sadle, Robert P. Crabb, John W. Hanback, Itzhak Tepper and Ownkar Persaud) that are effective September 22, 2010. These agreements are for three years and are renewable for one year terms after the third year with mutual consent of the parties. A severance of three month salaries and benefits is payable to Ownkar Persaud if terminated due to a change of control. The executives/directors, Ronald W. Pickett, Stephen Sadle and Robert P. Crabb will receive a severance of twelve months salaries and benefits for termination without cause. Clean Wind has accrued salaries for all its executives for the period (November 1, 2010 to December 15, 2010) in the amount of $121,847.
On December 29, 2010, the Company issued 100,000 shares of Common Stock to Terrence J. Dunne in connection with services provided to the Company.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
(a) Transactions with related persons. Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and in which any director, executive officer, other stockholders of more than 5% of the Company’s Common Stock or any member of their immediate family had or will have a direct or indirect material interest.
The Company pays H.F. Magnuson and Co. (Where Mr. O’Brien is employed) for general administrative and accounting services. The amount paid to date in 2010 is $4,925 (through October). In 2009, $7,115 was paid and in 2008 $7,910 was paid. Mr. O’Brien has no ownership interest in H. F. Magnuson & Company. Prior to the effect of the Merger, the Estate of H.F. Magnuson owned 10.31% of the Company’s Common Stock. Prior to the effect of the Merger, H. James Magnuson, the son on H. F. Magnuson, owned 8.64% of the outstanding Common Stock of the Company (1,368,891 shares of which he holds in trust for H.F. Magnuson’s relatives).
During the periods of November and December, 2010, a director (Ronald W. Pickett) of Clean Wind advanced Clean Wind $71,333 (cash received and deposited of $22,000 and the balance of $49,333 is reimbursable expenses). These amounts are interest free advances. Clean Wind also owes reimbursable expenses of approximately $15,000 to another director.
(b) Director independence. We believe that director Arthur P. Dammarell is “independent” as that term is defined in Rule 303A.02 of the NYSE Listed Company Manual. For such director there were no transactions, relationships or arrangements not disclosed in Item 7(a) above, that were considered by the Board of Directors under the applicable independence definitions in determining that the director is independent.
Item 8. Legal Proceedings.
The Company is not party to any pending legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
(a) Market information. The Company’s Common Stock is quoted on the OTC Bulletin Board under the symbol “SSVM.OB”. Historical high and low bid information for the Company’s Common Stock is not available to the Company. The following table reflects the high and low sales prices for the Company’s Common Stock for each fiscal quarter during the fiscal years ended December 31, 2009 and 2008. The sales prices were obtained from the OTC Bulletin Board.

Quarterly period	Low	High

Fiscal year ended December 31, 2008:
First Quarter	$0.16	$0.25
Second Quarter	$0.16	$0.25
Third Quarter	$0.15	$0.25
Fourth Quarter	$0.10	$0.18
Fiscal year ended December 31, 2009:
First Quarter	$0.10	$0.15
Second Quarter	$0.03	$0.15
Third Quarter	$0.03	$0.15
Fourth Quarter	$0.02	$0.15
Nine months ended September 30, 2010:
First Quarter	$0.05	$0.20
Second Quarter	$0.03	$0.06
Third Quarter	$0.03	$0.06
Fourth Quarter (through December 28, 2010)	$0.03	$0.10
(b) Holders. As of December 28, 2010, there were 1,364 registered holders of record of the Company’s Common Stock.
As discussed in more detail in Items 1.01 and 2.01, on December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. In addition, 6,000,000 shares were issued to the financial advisor to Clean Wind in the transaction. Therefore, following the Merger, the Company now has 327,055,199 shares of Common Stock issued and outstanding, of which the pre-Merger stockholders of the Company own approximately 6% on a fully diluted basis and of which the pre-Merger Clean Wind stockholders (Ronald W. Pickett, John W. Hanback, Stephen Sadle, Itzhak Tepper, Robert P. Crabb and Ownkar Persaud) own approximately 92% on a fully diluted basis. Therefore, as a group, the pre-Merger stockholders of Clean Wind acquired control of the Company following the Effective Time of the Merger and the pre-Merger stockholder’s percentage holdings were diluted by approximately 94%. See also Item 4 above which is incorporated by reference.
Except as otherwise set forth in this Current Report with respect to the Merger, the Company has no present commitments to issue shares of any class of its Common Stock to any 5% holder, director or nominee.
(c) Dividends. The Company has not paid any cash dividends to date, and has no intention of paying any cash dividends on the Common Stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Company’s Board of Directors and to certain limitations imposed under Nevada law. The timing, amount and form of dividends, if any, will depend upon, among other things, the Company’s results of operations, financial condition, cash requirements, and other factors deemed relevant by the Board of Directors. The Company intends to retain any future earnings for use in its business. The Company has never paid dividends on its Common Stock.
(d) Securities authorized for issuance under equity compensation plans. The Company does not maintain any equity compensation plans.
Item 10. Recent Sales of Unregistered Securities.
As discussed in more detail in Items 1.01 and 2.01, on December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. In addition, the Company issued to Source Capital Group, Inc., the financial advisor in connection with the Merger, an additional 6,000,000 shares of the Company’s Common Stock. The issuance of the shares of Common Stock of the Company in the Merger was made in reliance upon an exemption from registration under Section 4(2) of the Securities, and Regulation D promulgated thereunder.
On December 29, 2010, the Company issued 100,000 shares of Common Stock to Terrence J. Dunne in connection with services provided to the Company.
See also Items 1.01 and 2.01 of this Current Report which are incorporated by reference.

Item 11. Description of Registrant’s Securities to be Registered.
The total number of shares of capital stock the Company is authorized to issue is 510,000,000 shares, of which (a) 500,000,000 are Common Stock, par value $0.0001 per share, and (b) 10,000,000 are Preferred Stock, stated value $0.0001 per share. As of December 29, 2010, 327,055,199 shares of Common Stock and 0 shares of Preferred Stock were issued and outstanding.
Preferred Stock
The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Board of Directors, in its sole discretion, has the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.
Common Stock
All of the shares of Common Stock have equal voting rights and power without restriction in preference.
Voting Rights. Each stockholder, on each matter submitted to a vote at a meeting of stockholders, has one vote for each share registered in the stockholder’s name on the books of the Company. A quorum at any annual or special meeting of stockholders consists of stockholders representing, either in person or by proxy, a majority of the outstanding shares of the Company, entitled to vote at such meeting. The votes of a majority in interest of those present at any properly called meeting or adjourned meeting of stockholders at which a quorum is presented, is sufficient to transact business
Dividend rights. The Board of Directors may, from time to time, declare and the Company may pay dividends on its outstanding shares of Common Stock in cash, property, or its own shares, except when the Company is insolvent or when the payment thereof would render the Company insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Company’s governing documents or applicable law. The Company has never paid, and has not plans to pay, any dividends on its shares of Common Stock.
Preemptive Rights. The stockholders of the Company do not have a preemptive right to acquire the Company’s unissued shares
Right to Amend Bylaws. The Bylaws of the Company may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special meeting of the stockholders. The Board of Directors has the power to make, alter, amend and repeal the Bylaws of the Company. However, any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any stockholders’ meeting.
Anti-Takeover Provisions. As a Nevada corporation, the Company is subject to the Nevada Control Share Acquisition Statute (Nevada Revised Statutes Sections 78.378 to 78.3793). This statute could have the effect of delaying or preventing a change in control of the Company under certain circumstances.
Other. As a Nevada corporation, shares of the Company’s Common Stock are subject to all applicable provisions of Nevada law.
Resale of Restricted Securities under Rule 144. Rule 144 provides an exemption from registration under the Securities Act for sales by holders of “restricted securities” (i.e., securities acquired directly or indirectly from the issuer or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering) and for sales of “control securities” (i.e., securities held by affiliates, regardless of how they acquired them). The rule contains five general conditions, as summarized below:
•	Current public information. There must be adequate current public information available about the issuer. Reporting companies must have been subject to public reporting requirements for at least 90 days immediately before the Rule 144 sale and must have filed all required reports (other than Forms 8-K) during the 12 months (or shorter period that the company was subject to public reporting) before the sale. For non-reporting companies (including companies that have been subject to the public reporting requirements for less than 90 days), certain other specified public information must be available.

•	Holding period. If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on Rule 144.

•	Volume limitations. In any three-month period, resales may not exceed a sales volume limitation equal to the greater of (i) the average weekly trading volume for the preceding four calendar weeks, or (ii) one percent of the outstanding securities of the class.

•	Manner-of-sale requirements. Resales must be made in unsolicited “brokers’ transactions” or transactions directly with a “market maker” and must comply with other specified requirements.

•	Filing of Form 144. The seller must file a Form 144 if the amount of securities being sold in any three-month period exceeds 5,000 shares or $50,000 in aggregate sales price.

•	Non-affiliates. If the issuer is, and has been for a period of at least 90 days immediately before the sale, subject to public reporting requirements, any person who is not an affiliate of the issuer at the time of the sale, and has not been an affiliate during the preceding three months, must only comply with the current public information and holding period requirements. However the current public information requirement does not apply to restricted securities sold for the account of a person who is not an affiliate of the issuer at the time of the sale and has not been an affiliate during the preceding three months, provided a period of one year has elapsed since the later of the date the securities were acquired from the issuer or from an affiliate of the issuer.
Shares Received in Former Shell Company. Under Rule 144, as recently amended in February 2008, persons receiving shares in a company that is or at any time was a shell company (as defined in the Exchange Act) will not be entitled to sell the shares received pursuant to Rule 144 until such time as information about the former shell company that is equivalent to the information required under Form 10 of the Exchange Act has been on file with the SEC for a period of one year. As a result, the Clean Wind stockholders receiving shares of the Company in the merger will be unable to avail themselves of Rule 144 until one year after this Current Report on Form 8-K has been filed with the SEC.
Item 12. Indemnification of Directors and Officers.
(a) Articles of Incorporation. The Company’s Articles of Incorporation do not address the indemnification or insurance of controlling persons, directors or officers against liability in their capacity as such.
(b) Bylaws. The Company’s Bylaws provide as follows with respect to the indemnification and insurance of controlling persons, directors or officers against liability in their capacity as such.
The Company must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually incurred by him in connection with such Proceeding if:(a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with the Company, he reasonably believed his conduct to be in the Company’s best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to the Company’s best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.
The Company must indemnify any person made a party to any Proceeding by or in the right of the Company, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with the Company, he reasonably believed his conduct to be in its best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to its best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to the Company.

A director will not be indemnified in respect to any Proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him. No indemnity will indemnify any director from or on account of acts or omissions of such director finally adjudged to be intentional misconduct or a knowing violation of law, or from or on account of conduct of such director finally adjudged to be in violation of, from or on account of any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.
No indemnification will be made by unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.
Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of such Proceeding in certain cases.
The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Bylaws.
(c) Nevada Law. Nevada law provides as follows with respect to the indemnification and insurance of controlling persons, directors or officers against liability in their capacity as such.
Indemnification. Pursuant to NRS 78.7502 (Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 79.138 (breach of good faith); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 79.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.
A corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 79.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Insurance. Pursuant to NRS 78.752 (Insurance and other financial arrangements against liability of directors, officers, employees and agents), a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses. No such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
(d) The SEC’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company’s directors, officers or controlling persons, the Company has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
Item 13. Financial Statements and Supplementary Data.
See Item 9.01 of this Current Report which is incorporated by reference.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
None.
Item 15. Financial Statements and Exhibits.
See Item 9.01 of this Current Report which is incorporated by reference.
Item 3.02 Unregistered Sales of Equity Securities.
As discussed in more detail in Items 1.01 and 2.01, on December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. In addition, the Company issued to Source Capital Group, Inc., the financial advisor in connection with the Merger, an additional 6,000,000 shares of the Company’s Common Stock. The issuance of the shares of Common Stock of the Company in the Merger was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. As such, the shares of the Company’s Common Stock issued in connection with the Merger may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the Commission or with any state securities commission in respect of the Merger.
On December 29, 2010, the Company issued 100,000 shares of Common Stock to Terrence J. Dunne in connection with services provided to the Company.
See also Items 1.01 and 2.01 of this Current Report which are incorporated by reference.
Item 3.03 Material Modification to Rights of Security Holders.
On December 21, 2010, the Board of Directors adopted a Plan of Domestication (the “Plan of Domestication”) to reincorporate the Company from the State of Idaho to the State of Nevada (the “Reincorporation”). The Reincorporation was completed on December 27, 2010 pursuant to the terms of the Plan of Domestication. The Company effected the Reincorporation by filing Articles of Domestication (the “Articles of Domestication”), including the Plan of Domestication, and Nevada Articles of Incorporation (the “Nevada Articles of Incorporation”) with the Nevada Secretary of State and filing a Statement of Domestication (the “Statement of Domestication”) with the Idaho Secretary of State. The Nevada Articles of Incorporation do not substantively differ from the Articles of Incorporation of the Idaho-incorporated Company. Approval of the Company’s stockholders was not required for the Reincorporation.
Following the Reincorporation, the Company is deemed for all purposes of the laws of the State of Nevada and the State of Idaho to be the same entity as prior to the Reincorporation. The Reincorporation did not result in any change in the name, federal tax identification number, business, physical location, assets or liabilities of the Company. The Reincorporation did not result in a change in the trading status of the Company’s common stock, which continues to trade on the OTC Bulletin Board under the symbol “SSVM.OB.” In accordance with the Plan of Domestication, the directors and executive officers of the Company continue to serve for the terms for which they were elected.

The Reincorporation did not alter any stockholder’s percentage ownership interest or number of shares of common stock owned in the Company. Pursuant to the Plan of Domestication, each share of common stock in the Idaho-incorporated Company automatically converted into one share of common stock in the Nevada-incorporated Company. Accordingly, stockholders are not required to undertake any exchange of the Company’s shares of common stock.
Although no substantive changes were made to the Nevada Articles of Incorporation, certain rights of the Company’s stockholders were changed as a result of the Reincorporation, because the Company and its common stock are governed by Nevada, rather than Idaho, corporate law following the Reincorporation. Set forth below is a description that summarizes certain selected differences in the rights of the stockholders of the Company before and after the Reincorporation as a result of the differences between Nevada and Idaho law:

Provision	Nevada	Idaho

Removal of Directors	Nevada law provides that a director may be removed with or without cause by the holders of two-thirds in voting power of the issued and outstanding stock entitled to vote, except that in the case of a corporation having cumulative voting, directors may not be removed in certain situations without satisfying certain stockholder approval requirements.	The Idaho Business Corporation Act (the “IBCA”) provides that the stockholders may remove one or more directors with or without cause (unless the articles of incorporation provide that the directors may be removed only for cause) at a meeting called for the purpose of removing the director where the meeting notice stated such purpose. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove.

Filling Vacancies on the Board of Directors	As required by Nevada law, if a director is elected to fill a vacancy, the director would serve a term that expires upon the next election upon the conclusion for the class for which the director is appointed.	The IBCA provides that, unless the articles of incorporation provide otherwise, a vacancy on the board of directors may be filled by the stockholders or by the directors remaining in office. If a vacant office was held by a director elected by a voting group of stockholders, only the stockholders of that voting group are entitled to vote to fill the vacancy if it is filled by a vote of the stockholders.

Provision	Nevada	Idaho

Amendments to the Charter and Bylaws	Under Nevada law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires (1) the approval and recommendation of the board of directors, (2) the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, or (3) if there is voting by class or series, the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class. Further, under Nevada law, stockholders have the power to adopt, amend or repeal bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote at a meeting of stockholders unless the certificate of incorporation or the bylaws specify another percentage.	Generally, an amendment to the articles must be adopted by the board of directors and approved by stockholders at a meeting called for the purpose in which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment is present. The articles or the resolution of the board adopting and recommending the amendment may require a higher threshold to pass the amendment. Further, the IBCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless: (i) the articles of incorporation reserve this power exclusively to the stockholders in whole or part; or (ii) the stockholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The IBCA also provides that a corporation’s stockholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Limitation or Elimination of Directors’ Personal Liability	Under Nevada law, if a corporation’s certificate of incorporation so provides, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s personal liability (a) for any breach of the director’s fiduciary duties to the corporation or its stockholders, (b) for failing to act in good faith and in a manner which he reasonably did not believe to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.	The IBCA permits the articles of incorporation to provide that no director shall be personally liable to the corporation or its stockholders for money damages for any action taken, or any failure to take any action, as a director; provided, however, that the liability of a director shall not be eliminated for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the stockholders, (iii) the approval of an unlawful distribution by the corporation under the IBCA, or (iv) an intentional violation of criminal law. A party seeking money damages must also establish that harm suffered by the corporation was proximately caused by the director’s conduct.

Stockholder Voting	Under Nevada law, in the absence of a specification in the corporation’s certificate of incorporation or bylaws, once a quorum is obtained, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter is required for stockholder action; however, under Nevada law directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote on the election of directors. Nevada law generally requires that a merger or sale of assets be approved by a vote of a majority of the shares outstanding and entitled to vote on the transaction. Approval of stockholders is not necessary: (a) for a transfer of assets by way of mortgage, or in trust or in pledge to secure indebtedness of the corporation; or (b) to abandon the sale, lease or exchange of assets.	Under Idaho Law, certain extraordinary corporate actions, such as sales of the corporation’s assets that would leave it without a significant continuing business activity, dissolutions, mergers, and share exchanges require the approval of a majority of stockholders voting at a meeting in which a quorum is present. A majority of stockholders entitled to vote on the matter constitutes a quorum. If any class or series of shares is entitled to vote as a separate group on a plan of merger or share exchange, that voting group’s approval is required at a meeting at which a quorum of that voting group is present. If a corporation retains a business activity that represented at least 25% of its total assets at the end of the most recently completed fiscal year, and 25% of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year the corporation will conclusively be deemed to have retained a significant continuing business activity.

Provision	Nevada	Idaho

Dissenters’ or Appraisal Rights	Nevada law generally affords dissenters’ rights of appraisal with respect to stock of a corporation in a merger or consolidation, pursuant to NRS § §92A.300 to NRS 92A.500, unless otherwise provided in the articles of incorporation or the bylaws of the issuing corporation in effect	Under the IBCA, appraisal rights are available in connection with the following actions in which stockholder approval is required: (a) an amendment to the articles that reduces the number of shares of a class owned by the stockholder to a fraction and the corporation has a right or obligation to repurchase the fractional share; (b) certain plans of merger or exchange; (c) a disposition of assets that would leave the corporation without a significant continuing business activity; or (d) any other amendment to the articles of incorporation, merger, share exchange or disposition of assets as provided by the corporation’s articles of incorporation, bylaws or action by the board of directors; provided, however, that Idaho law does not afford appraisal rights in connection with the actions described in clauses (a) through (c) to the holders of any class or series of shares that are (i) listed on the New York stock exchange or the American stock exchange or designated as a national market system security or (ii) not so listed or designated, but have at least 2,000 stockholders and the outstanding shares of such class or series have a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors or beneficial stockholders owning more than 10% of such shares.

The foregoing description of the Reincorporation and the Plan of Domestication does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan of Domestication, a copy of which is filed herewith as Exhibit 2.2 and incorporated by reference. The Articles of Domestication, Certificate of Domestication and Nevada Articles of Incorporation are also filed herewith as Exhibits 2.3, 2.4 and 3.1, respectively, and are incorporated by reference.
See also Item 5.03 of this Current Report which is incorporated by reference.
Item 5.01 Change in Control of Registrant.
As discussed in more detail in Items 1.01 and 2.01, on December 29, 2010, the Company consummated the Merger, pursuant to which the Company issued to the stockholders of Clean Wind in exchange for their Clean Wind Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock. Therefore, following the Merger, the Company now has 327,055,199 shares of Common Stock issued and outstanding, of which the pre-Merger stockholders of the Company own approximately 6% on a fully diluted basis and of which the pre-Merger Clean Wind stockholders (Ronald W. Pickett, John W. Hanback, Stephen Sadle, Itzhak Tepper, Robert P. Crabb and Ownkar Persaud) own approximately 92% on a fully diluted basis. Therefore, as a group, the pre-Merger stockholders of Clean Wind acquired control of the Company following the Effective Time of the Merger.
At the Effective Time, pursuant to the terms of the Merger Agreement, Dale B. Lavigne resigned as a director of the Company and Ronald W. Pickett and Robert P. Crabb were appointed to the Company’s Board of Directors to fill the vacancies created thereby and the pre-existing vacancy on the Board of Directors, until their respective successors are duly elected or appointed, or until their earlier death, resignation, or removal.
See also Items 1.01, 2.01 and 5.02 of this Current Report which are incorporated by reference.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As discussed in more detail in Items 1.01 and 2.01, on December 29, 2010, the Company consummated the Merger. At the Effective Time, pursuant to the terms of the Merger Agreement, Dale B. Lavigne resigned as a director of the Company and Ronald W. Pickett and Robert P. Crabb were appointed to the Company’s Board of Directors to fill the vacancy created thereby and the pre-existing vacancy on the Board of Directors, until their respective successors are duly elected or appointed, or until their earlier death, resignation, or removal. The Company presently has no committees of the Board of Directors.
At the Effective Time, pursuant to the terms of the Merger Agreement, Thomas S. Smith, H. James Magnuson and Dennis O’Brien resigned as officers of the Company and the officers of Clean Wind were appointed as officers of the Company in the same capacities in which they served for Clean Wind prior to the Merger:
Based on the foregoing, as of the date of this Current Report, the Company’s directors, executive officers, and key employees are as follows:

Name	Age	Position(s)	Term of Office (Directors)

Ronald W. Pickett	63	President, Chief Executive Officer and Chairman	Annual meeting
Stephen Sadle	65	Chief Operating Officer	N/A
Robert P. Crabb	63	Secretary, Chief Marketing Officer and Director	Annual meeting
John W. Hanback	68	Chief Technology Officer	N/A
Itzhak Tepper	73	P.E. Chief Structural Engineer	N/A
Ownkar Persaud	53	Chief Financial Officer	N/A
Thomas S. Smith	86	Director	Annual meeting
H. James Magnuson	57	Director	Annual meeting
Arthur P. Dammarell	66	Director	Annual meeting
See Item 5 of the Form 10 disclosures set forth in Item 2.01 of this Current Report for certain biographical and other information regarding the Company’s directors, executive officers, and key employees
Clean Wind has employment contracts with its executives and founding members (Ronald W. Pickett, Stephen Sadle, Robert P. Crabb, John W. Hanback, Itzhak Tepper and Ownkar Persaud) that are effective September 22, 2010. These agreements are for three years and are renewable for one year term after the third year with mutual consent of the parties. A severance of three month salaries and benefits is payable to Ownkar Persaud if terminated due to a change of control. The executives/directors, Ronald W. Pickett, Stephen Sadle and Robert P. Crabb will receive a severance of twelve months salaries and benefits for termination without cause. Clean Wind has accrued salaries for all its executives for the period (November 1, 2010 to December 15, 2010) in the amount of $121,847.
Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and in which any of the above named directors, executive officers and key employees or any member of their immediate families had or will have a direct or indirect material interest.
The Company pays H.F. Magnuson and Co. (Where Mr. O’Brien is employed) for general administrative and accounting services. The amount paid to date in 2010 is $4,925 (through October). In 2009, $7,115 was paid and in 2008 $7,910 was paid. Mr. O’Brien has no ownership interest in H. F. Magnuson & Company. Prior to the effect of the Merger, the Estate of H.F. Magnuson owned 10.31% of the Company’s Common Stock. Prior to the effect of the Merger, H. James Magnuson, the son on H. F. Magnuson, owned 8.64% of the outstanding Common Stock of the Company (1,368,891 shares of which he holds in trust for H.F. Magnuson’s relatives).
During the periods of November and December, 2010, a director (Ronald W. Pickett) of Clean Wind advanced Clean Wind $71,333 (cash received and deposited of $22,000 and the balance of $49,333 is reimbursable expenses). These amounts are interest free advances. Clean Wind also owes reimbursable expenses of approximately $15,000 to another director.
See also Items 1.01 and 2.01 of this Current Report which are incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Also as disclosed in more detail in Item 3.03, on December 27, 2010, the Company changed its state of incorporation from Idaho to Nevada pursuant to the Plan of Domestication and filed Articles of Incorporation in Nevada substantively identical to the Articles of Incorporation as incorporated in Idaho.
The foregoing descriptions of the Nevada Articles of Incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of the Nevada Articles of Incorporation, a copy of which is filed herewith as Exhibit 3.1 and incorporated by reference.
See also Item 3.03 of this Current Report which is incorporated by reference.
Item 5.06 Change in Shell Company Status.
As disclosed in more detail in Items 1.01, 2.01 and 5.01 of this Current Report, on December 29, 2010, the Company acquired Clean Wind in the Merger. Although the Company was a shell company, as defined in Rule 12b-2 of the Exchange Act, prior to the Merger, the Company believes that the completion of the Merger had the effect of causing the Company to cease being a shell company.
See Items 1.01, 2.01 and 5.01 of this Current Report which are incorporated by reference.
Item 9.01 Financial Statements and Exhibits.
Note: For accounting purposes, the Merger was treated as a reverse acquisition with Clean Wind as the acquirer and the Company as the acquired party. When we refer in this Current Report to business and financial information for periods prior to the consummation of the Merger, we are referring to the business and financial information of the Company unless the context suggests otherwise.
(a) Financial statements of business acquired.
The financial statements of the business acquired for the periods specified in Rule 8-04(b) of Regulation S-X are incorporated by reference to Exhibit 99.1 to this Current Report.
(b) Pro forma financial information.
The pro forma financial information required pursuant to Rule 8-05 of Regulation S-X is incorporated by reference to Exhibit 99.2 to this Current Report.
(d) Exhibits.
See the Exhibit Index attached hereto which is incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR SILVER MINES, INC.

Date: December 29, 2010	By	/s/ Ronald W. Pickett

		Name:	Ronald W. Pickett
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of December 29, 2010, by and among Superior Silver Mines, Inc., Superior Silver Mines Acquisition Corp., and Clean Wind Energy, Inc.

2.2	Plan of Domestication of Superior Silver Mines, Inc., dated December 21, 2010

2.3	Nevada Articles of Domestication of Superior Silver Mines, Inc., dated December 27, 2010

2.4	Idaho Statement of Domestication of Superior Silver Mines, Inc., dated December 22, 2010

3.1	Nevada Articles of Incorporation of Superior Silver Mines, Inc.

3.2	Amended Bylaws of Superior Silver Mines, Inc. (1)

10.1	Letter Agreement between Clean Wind Energy, Inc. and Source Capital Group, Inc., dated November 22, 2010

10.2	Deed of Lease, dated December 1, 2010, by and between CKP One, LLC and Clean Wind Energy, Inc.

10.3	Lease Agreement, dated October 20, 2010, and effective November 1, 2010, by and between Office Suites PLUS at Annapolis and Clean Wind Energy, Inc.

10.4	Director and Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and Ronald Pickett, and Amendment dated November 22, 2010

10.5	Director and Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and Stephen Sadle, and Amendment dated November 22, 2010

10.6	Director and Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and Robert Crabb, and Amendment dated November 22, 2010

10.7	Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and John W. Hanback, and Amendment dated November 22, 2010

10.8	Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and Itzhak Tepper, PE, and Amendment dated November 22, 2010

10.9	Executive Employment Agreement, dated September 22, 2010, by and between Clean Wind Energy, Inc. and Ownkar Persaud, and Amendment dated November 22, 2010

21.1	Subsidiaries of the Registrant

99.1	Audited Financial Statements of Clean Wind Energy, Inc.

99.2	Unaudited Condensed Combined Pro Forma Financial Information

99.3	Press Release of Superior Silver Mines, Inc., issued December 29, 2010

(1)	Filed with the registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2010 and incorporated herein by reference.